Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Ms. Susan P. McGalla (“Executive”) (collectively, the “Parties”) is entered into as of January 11, 2011.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ Executive as the Chief Executive Officer of the Company commencing on the Effective Date, pursuant to the terms of this Agreement; and

WHEREAS, Executive desires to accept employment as Chief Executive Officer of the Company pursuant to the terms of this Agreement.

NOW THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT; DUTIES

The Company hereby agrees to employ Executive as the Chief Executive Officer of the Company and Executive hereby accepts such employment upon the terms and conditions set forth below.

2.	TERMS AND PLACE OF PERFORMANCE

(a) Executive’s term as Chief Executive Officer of the Company shall begin on January 18, 2011 (the “Effective Date”), and, unless sooner terminated as provided herein, shall end on 5:00 p.m. (Pacific Time) on August 8, 2014 (the “Term”). The Term may be sooner terminated by either party in accordance with the provisions of Section 5.

(b) At least one hundred twenty (120) days prior to the expiration of the Term, the Board shall provide written notice to Executive of its intention to allow the Term to expire as provided in Section 5.7. The parties explicitly agree that the failure by the Company to provide Executive with such one hundred twenty (120) day notice shall not constitute Good Reason (as defined below) or otherwise entitle Executive to avail herself of any right to severance set forth under Section 5.

(c) Executive may perform her applicable duties under this Agreement remotely for the period from the Effective Date to August 8, 2011 (the “Initial Period”). Thereafter, the principal place of employment of Executive shall be at the Company’s headquarters in Foothill Ranch, California (or at such other locations within the fifty (50) mile radius of the Company’s current location as it may be relocated); provided, that, Executive shall be required to travel from time to time for the business of the Company during the Term.

3.	COMPENSATION

3.1 Base Salary. For the services to be rendered by Executive as Chief Executive Officer of the Company during the Term, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Eight Hundred Thousand Dollars ($800,000) (the “Base Salary”), less all applicable tax withholdings by the Company. The Base Salary shall be payable in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review the Base Salary annually and may make adjustments to increase but not decrease such Base Salary, in accordance with the compensation practices and guidelines of the Company. The Base Salary shall not be reduced during the Term without Executive’s express prior written consent.

3.2	Annual Bonus.

(a) Commencing on the Effective Date, Executive shall participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Committee for executive officers of the Company (the “Incentive Plan”). For each fiscal year of the Company during which Executive is employed hereunder during the Term, Executive’s target award under the Incentive Plan shall be one hundred percent (100%) of the Base Salary (the “Target Bonus”), the maximum incentive opportunity shall be up to two hundred percent (200%) of the Base Salary and the threshold incentive opportunity, which shall be payable if the minimum performance thresholds are attained, shall be fifty percent (50%) of the Base Salary. The Committee reserves the right to change the performance metric(s) in consultation with Executive for purposes of measuring any bonus earned under this Section 3.2(a) as late as seventy-five (75) days following the beginning of the applicable bonus period and shall change the performance metrics for 2011 in consultation with Executive in order to take into account Executive’s commencement of employment and related factors. In order to earn this annual bonus, Executive must be employed on the date the Company pays the applicable annual bonus and any annual bonus so earned shall be paid at the same time the Company makes the applicable bonus payments to other executive officers of the Company but no later than the 15th day of the third month following the end of the fiscal year of the Company for which it is earned and following certification by the Committee of the achievement of agreed-upon performance measures and the amount of the bonus to be paid by Executive for the applicable fiscal year.

3.3 Vacation. During the Term, Executive shall be entitled to paid vacation time as follows: (a) during the first twelve (12) months of the Term, two (2) weeks, (b) during the subsequent twenty-four (24) months of the Term, five (5) weeks per respective twelve (12)-month period and (c) during the remaining period of the Term thereafter, five (5) weeks on a pro rata basis. Vacation time shall be accrued and used in accordance with the Company’s policy as it may be established from time to time. In addition, Executive shall receive other paid time-off in accordance with the Company’s policies for senior executives as such policies may exist from time to time.

3.4 Welfare, Pension and Incentive Benefit Plans. During the Term, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company to its executive officers generally, or which it may adopt from time to time for its executive officers generally, in accordance with the eligibility requirements for participation therein.

3.5 Automobile Perquisite. During the Term, the Company shall provide Executive with a monthly allowance of $1,600 for all of Executive’s automobile expenses, including lease payments, customary insurance coverage and all maintenance costs, such as gasoline, repairs and service for Executive’s automobile.

3.6 Relocation Expenses. Executive shall be eligible to receive a relocation allowance of $85,000 for expenses related to Executive’s relocation to California. In addition, Executive shall be entitled to (a) reimbursement for reasonable business class air travel and lodging expenses for Executive, her immediate family, and a child care giver, from their current residence to the vicinity of the Company’s headquarters for purposes of identifying housing, schools and related activities and (b) if needed, temporary housing expense reimbursement for the months of August, September and October, 2011, not to exceed $12,500 per month.

3.7 Equity Award Shares. On the Effective Date, the Company shall grant Executive the following:

(a) An option (the “Option”) to purchase one million two hundred thousand (1,200,000) shares of the Company’s Class A common stock, $0.10 par value per share (“Common Stock”) with a per share exercise price equal to the closing quoted selling price for Common Stock on the Effective Date. Subject to Executive’s continuing employment as the Chief Executive Officer of the Company on the respective vesting date, the Option shall vest with respect to (i) Three Hundred Sixty Thousand (360,000) shares of Common Stock on each of the first three anniversaries of the Effective Date and (ii) with respect to One Hundred Twenty Thousand (120,000) shares of Common Stock on August 8, 2014 at the expiration of the Term.

(b)(i) One million (1,000,000) shares of Common Stock, subject to the service-based vesting requirements and attainment (or surpassing) of the “Share Appreciation Target” set forth in the chart below (the “Performance Shares”):

Number of Performance Shares within each Tranche	Service-Based Vesting Date	Measurement Period	Share Appreciation Target to be Equaled or Exceeded
Tranche 1: 333,333	1st anniversary of the Effective Date	Effective Date through the 3rd anniversary thereof	$4.60
Tranche 2: 333,333	2nd anniversary of the Effective Date	First anniversary of the Effective Date through the 3rd	$5.80

anniversary thereof

Tranche 3: 333,334	3rd anniversary of the Effective Date	Second Anniversary of the Effective Date through the 3rd anniversary thereof	$7.00

(ii) The Share Appreciation Targets will be deemed to have been met upon the attainment of the respective Share Appreciation Targets as calculated, in each case, on the thirty (30)-day volume weighted average share price during the respective measurement periods.

(c) Five Hundred Thousand (500,000) shares of Common Stock subject to the following time based vesting restrictions (the “Restricted Shares”). Subject to Executive’s continuing employment on a vesting date, the Restricted Shares shall vest with respect to Sixty-Six Thousand Six Hundred Sixty-Six (66,666) shares of Common Stock on each of the first three anniversaries of the Effective Date and with respect to Three Hundred Thousand Two (300,002) shares of Common Stock on August 8, 2014 at the expiration of the Term.

(d) All equity award grants to Executive being made pursuant to this Section 3.7 shall be subject to the terms and conditions set forth in The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan and the applicable award agreements entered into on the Effective Date.

3.8 Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of her duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation. The right to receive expense reimbursement under this Section 3.8 shall be subject to the limitations set forth in Section 3.6.

4.	POSITION AND DUTIES

4.1	Position and Duties.

(a) During the Term, Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board. Executive shall have those powers and duties customarily associated with the office of Chief Executive Officer and as provided for in the By-Laws of the Company, at all times, subject to the direction and control of the Board, and such other powers and duties as may be assigned by the Board. If requested by the Board, Executive shall serve as an officer and/or director of any of the Company’s affiliates or subsidiaries for no additional consideration.

(b) While Executive remains Chief Executive Officer of the Company, the Company will nominate Executive for election to the Board by the stockholders of the Company. During the period from the Effective Date through the date of next annual meeting of the Company’s stockholders, Executive shall be appointed to serve as a member of the Board.

Executive shall not be entitled to any additional compensation in consideration for her service on the Board.

4.2 Devotion of Time and Effort. Executive shall devote her full time, attention and efforts to the business of the Company in performing her duties hereunder and acting in the best interests of the Company; provided, however, Executive may participate in charitable and personal investment activities to a reasonable extent, as long as such activities do not interfere with the performance of her duties and responsibilities hereunder. Except with respect to service on the board of directors set forth on Schedule I, Executive shall not serve on the board of directors of any for-profit entity without the prior written consent of the Board; provided, however, that Executive shall be entitled to serve at her discretion on the board of directors of one (1) not-for-profit entity without the prior written consent of the Board. Executive shall be entitled to retain any fees received in connection with her service on the board of directors of Holiday Fenoglio Fowler, LP.

5.	TERMINATION; TERMINATION BENEFITS

5.1	Due to Death or Disability.

(a) If Executive dies during the Term, Executive’s employment and this Agreement shall terminate on the date of her death. The Company may terminate Executive’s employment if she becomes “Disabled,” as defined below, upon delivery of a Notice of Termination (as defined below) to Executive.

(b) Upon termination of Executive’s employment due to Executive’s death or by the Company due to Executive’s Disability, Executive shall be entitled to:

(i) compensation and payment for any unreimbursed expenses incurred, accrued but unpaid then current Base Salary and other accrued but unpaid employee benefits as provided in this Agreement, in each case through the Date of Termination (as defined below);

(ii) Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs (the “Termination Fiscal Year”), which shall be pro rated for the number of full calendar quarters Executive was employed by the Company during the Termination Fiscal Year;

(iii) subject to Section 5.8, if Executive’s employment is terminated due to Disability and Executive makes a timely election to continue her medical coverage under The Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall pay for coverage under COBRA for one (1) year following the Date of Termination;

(iv)(A) the vesting in full of her then unvested Restricted Shares and Option Shares that would have vested on the next vesting date immediately following the Date of Termination and (B) the vesting of fifty percent (50%) of her remaining unvested Restricted Shares; and

(v)(A) the vesting in full of her then unvested Performance Shares that would have vested on the Service-Based Vesting Date immediately following the Date of Termination provided that the Share Appreciation Target for such measurement period is achieved prior to the Date of Termination and (B) the vesting of fifty percent (50%) of her remaining unvested Performance Shares provided that the respective Share Appreciation Target is achieved prior to the Date of Termination, calculated in each case pursuant to Section 3.7(b)(ii).

(c) For purposes of this Agreement, the term “Disabled” or “Disability” shall mean a medically determined physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days in any three hundred sixty-five (365)-day period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

5.2	By the Company Without “Cause”.

(a) The Company may terminate Executive’s employment without “Cause” (as defined below) at any time following the Effective Date upon delivery of a Notice of Termination to Executive.

(b) Upon termination of Executive’s employment by the Company without Cause, Executive shall be entitled to (contingent on Executive delivering to the Company, and not revoking, an executed release, substantially in the form attached hereto as Exhibit B (a “Release”), within thirty-five (35) days (the “35 Day Period”) of the Date of Termination of Executive’s employment), provided that the Company has delivered to Executive the Release for execution within three (3) business days following the Date of Termination:

(i) the greater of (A) Executive’s aggregate then current Base Salary for the remainder of the Term and (B) two (2) times Executive’s then current Base Salary, which payment under this Section 5.2(b)(i) shall be made in twelve (12) equal monthly installments (each such installment shall be treated as a separate payment under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”));

(ii) subject to Section 5.8, if Executive makes a timely election to continue her medical coverage under COBRA, the Company shall pay for coverage under COBRA for one (1) year following the Date of Termination;

(iii)(A) the vesting in full of her then unvested Restricted Shares and Option Shares that would have vested on the next vesting date immediately following the Date of Termination and (B) the vesting of fifty percent (50%) of her remaining unvested Restricted Shares; and

(iv)(A) the vesting in full of her then unvested Performance Shares that would have vested on the Service-Based Vesting Date immediately following the Date of Termination provided that the Share Appreciation Target for such measurement period is achieved prior to the Date of Termination and (B) the vesting of fifty percent (50%) of her remaining unvested Performance Shares provided that the respective Share Appreciation Target is achieved prior to the Date of Termination, calculated in each case pursuant to Section 3.7(b)(ii).

Notwithstanding anything herein to the contrary, any payments contingent upon a Release that are payable during the 35 Day Period shall be accumulated and paid on the first payroll period following the completion of such 35 Day Period.

5.3	By the Company For Cause.

(a) The Company may terminate Executive’s employment for Cause at any time, upon an affirmative vote of a majority of the non-employee members of the Board, by providing Executive a Notice of Termination, which shall set forth in reasonable detail the Company’s basis for such termination.

(b) Upon termination of Executive’s employment by the Company for Cause, Executive shall be entitled to receive compensation and payment for any unreimbursed expenses incurred, accrued but unpaid Base Salary and other accrued but unpaid employee benefits as provided in this Agreement, in each case through the Date of Termination.

(c) For purposes of this Agreement, “Cause” shall mean:

(i) any act of material misconduct or material dishonesty by Executive in the performance of her duties;

(ii) any willful failure, neglect or refusal by Executive to perform her duties under this Agreement or to follow the lawful instructions of the Board;

(iii) any breach by Executive of her fiduciary duties to the Company or Executive’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor);

(iv) any material breach of any covenant of this Agreement, which breach has not been cured by Executive (if curable) within thirty (30) days after written notice thereof to Executive by the Company;

(v) Executive’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or

(vi) Executive’s failure to comply with the policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of Executive’s fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.

If the Board has reasonable belief that Executive has committed any of such acts, it may suspend Executive (with pay and all benefits set forth under this Agreement) while it investigates whether it has or could have Cause to terminate Executive and such suspension shall not give Executive “Good Reason” (as defined below) to terminate her employment.

5.4	By Executive For Good Reason.

(a) Executive may terminate her employment for Good Reason by providing a Notice of Termination to the Board within sixty (60) days of the occurrence of the circumstances giving rise to such Good Reason (or, solely with respect to Section 5.4(c)(v) below, within sixty (60) days of Executive’s knowledge of such occurrence). The foregoing notice shall describe the claimed event or circumstance and set forth Executive’s intention to terminate her employment with the Company; provided, that, the Company has not substantially cured such event within thirty (30) days after receiving such notice.

(b) Upon termination by Executive of her employment for Good Reason, Executive will be entitled to (contingent on Executive delivering to the Company, and not revoking, an executed Release within the 35 Day Period); provided, that the Company has delivered to Executive for execution the Release within three (3) business days following the Date of Termination:

(i) the greater of (A) Executive’s aggregate then current Base Salary for the remainder of the Term and (B) two (2) times Executive’s then current Base Salary, which payment under this Section 5.4(b)(i) shall be made in twelve (12) equal monthly installments (each such installment shall be treated as a separate payment under Section 409A of the Code);

(ii) subject to Section 5.8, if Executive intends to continue her medical coverage under COBRA, the Company shall pay for coverage under COBRA for one (1) year following the Date of Termination;

(iii)(A) the vesting in full of her then unvested Restricted Shares and Option Shares that would have vested on the next vesting date immediately following the Date of Termination and (B) the vesting of fifty percent (50%) of her remaining unvested Restricted Shares; and

(iv)(A) the vesting in full of her then unvested Performance Shares that would have vested on the Service-Based Vesting Date immediately following the Date of Termination provided that the Share Appreciation Target for such measurement period is achieved prior to the Date of Termination and (B) the vesting of fifty percent (50%) of her remaining unvested Performance Shares provided that the respective Share Appreciation Target is achieved prior to the Date of Termination, calculated in each case pursuant to Section 3.7(b)(ii).

(c) For purposes of this Agreement, “Good Reason” shall mean:

(i) The Company (or its successor) relocates Executive’s primary work location by more than fifty (50) miles from the Company’s current headquarters;

(ii) The assignment to Executive of any duties inconsistent in any material respect with Executive’s position with the Company as set forth in Section 4.1(b), or any action by the Company which results in a material diminution in such position, authority, duties or responsibilities;

(iii) A reduction of Executive’s Base Salary (other than with the prior written consent of Executive); and/or

(iv) The Company (or its successor) breaches a material term or condition of this Agreement, other than the Company’s representations and warranties set forth in Section 18.2.

5.5	By Executive Without Good Reason.

(a) Executive may terminate her employment without Good Reason by providing a Notice of Termination to the Company at least ninety (90) days prior to the Date of Termination.

(b) Upon termination by Executive of her employment without Good Reason, Executive shall be entitled to receive compensation and payment for any unreimbursed expenses incurred, accrued but unpaid Base Salary and other accrued but unpaid employee benefits as provided in this Agreement, in each case through the Date of Termination (contingent on Executive delivering, and not revoking, an executed Release within the 35 Day Period), provided that the Company has delivered to Executive the Release for execution within three (3) business days following the Date of Termination.

5.6	Change of Control.

(a) In the event there is a Change of Control (as defined below), to the extent the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds one hundred twenty percent (120%) of the Share Appreciation Target of any tranche or tranches of Performance Shares, Executive shall be entitled to the vesting in full of such tranche or tranches of Performances Shares simultaneously with the closing of the Change of Control transaction. For the avoidance of doubt, in the event that the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction is less than one hundred twenty percent (120%) of the Share Appreciation Target of any tranche or tranches of Performance Shares, Executive shall no longer be entitled to the accelerated vesting of such tranche or tranches of Performance Shares under this Section 5.6(a). Notwithstanding the foregoing, Executive shall continue to be entitled to the accelerated vesting rights with respect to the Performance Shares set forth in Sections 5.1, 5.2 and 5.4.

(b) In the event there is a Change of Control and, within one hundred eighty (180) days after the Change of Control, Executive either terminates her employment for Good Reason or the Company (or its successor) terminates Executive’s employment without Cause, Executive shall be entitled to (contingent on Executive signing and not revoking the Release within the 35 Day Period), provided, that the Company has delivered to Executive the Release for execution within three (3) business days following the Date of Termination:

(i) a payment equal to two times the sum of (A) Executive’s then current Base Salary and (B) Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs (pro rated for the number of full calendar quarters Executive was employed by the Company during the Termination Fiscal Year); all payments under this Section 5.6(a)(i) shall be payable in twelve (12) equal monthly installments (each such installment shall be treated as a separate payment under Section 409A of the Code);

(ii) subject to Section 5.8, if Executive makes a timely election to continue her medical coverage under COBRA, the Company will pay for coverage under COBRA for one (1) year following the Date of Termination;

(iii) the vesting in full of her then unvested Restricted Shares that would have vested on the next vesting date immediately following the Date of Termination and the vesting of fifty percent (50%) of her remaining unvested Restricted Shares, provided, however, that if the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds $5.50, Executive shall be entitled to the vesting in full of her then unvested Restricted Shares; and

(iv) the greater of (A) the vesting in full of her then unvested Option Shares that would have vested on the vesting date immediately following the Date of Termination, and (B) (I) if the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds $5.52, the vesting of thirty-three and one-third percent (33 1/3%) of all the remaining unvested Option Shares, (II) if the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds $6.96, the vesting of sixty-six and two-thirds percent (66 2/3%) of all the remaining unvested Option Shares; (III) if the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds $8.40, the vesting of all the remaining unvested Option Shares.

(c) For purposes of this Agreement, “Change of Control” shall mean either (i) or (ii) below.

(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided that, this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii)); or

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

5.7 Expiration of the Term. Executive’s employment and this Agreement shall automatically terminate upon expiration of the Term unless the Parties agree to extend the Term or continue the employment relationship “at will.”

5.8 Set–Off Agreements. The obligation to make COBRA payments under this Section 5 shall be reduced upon Executive becoming eligible for medical benefits from any subsequent employer. The Company’s obligation to make any severance payments provided in this Agreement shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates under this Agreement or otherwise, pursuant to a final non-appealable court order or arbitration award, provided that the foregoing complies with the provisions of Section 409 of the Code.

5.9 Nonqualified Deferred Compensation. Notwithstanding any provision of Sections 5.2. 5.4 and 5.6 to the contrary, if all or any portion of the severance payments due under Section 5 are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments (or portion thereof) shall commence no earlier than the first day of the seventh month following the month in which Executive’s termination of employment occurs (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during such six (6)-month period if no such payment delay had been imposed), or earlier upon Executive’s death.

5.10 Notice of Termination. Any termination of employment pursuant to Sections 5.1 through 5.5 shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 20.3.

(a) For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, as the case may be, hereunder or preclude Executive or the Company, as the case may be, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(b) For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated pursuant to Section 5.1 through 5.5, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided, that such Date of Termination is in accordance with Section 5.4 or 5.5, as the case may be), (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Term.

5.11 Exclusive Remedy. Except as provided in Section 5, from and after the Date of Termination, Executive shall not be entitled to any other payments under this Agreement and/or the termination hereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company as a result of the termination of this Agreement, the Term or the termination of Executive’s employment, provided, however, that the foregoing shall not affect any accrued rights Executive may have under any other employee benefit plans, programs or arrangements or her indemnification right.

6.	NON-SOLICITATION

Executive acknowledges that by virtue of Executive’s position as Chief Executive Officer of the Company, and Executive’s employment hereunder, she will have advantageous familiarity with, and knowledge about, the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees during the Term and for a twelve (12) month period commencing from the Date of Termination that Executive shall not on behalf of herself, or any other person or entity, solicit, take away, hire, employ or endeavor to employ any of the employees of the Company.

7.	NON-COMPETITION

Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates and accordingly agrees as follows: During her employment, Executive will not, directly or indirectly, (a) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (b) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (c) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, stockholder, officer, director, principal, agent, trustee or consultant, or (d) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. Without limiting the generality of the foregoing, Executive agrees that any designer, manufacturer, wholesaler or retailer which designs, manufactures, markets or sells specialty apparel, clothing or accessories to primarily the age groups between fourteen (14) and thirty-five (35) and where such designer, manufacturer, wholesaler or retailer operates a retail store within seventy-five (75) miles of any location of the Company or any subsidiary or affiliate, would be “in competition with the business of the Company” or its subsidiaries or affiliates. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

8.	CONFIDENTIALITY/TRADE SECRETS

Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Term, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use, divulge, disclose or communicate to any person in any manner whatsoever, any confidential information or trade secrets of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (a) all information, design or software programs (including object codes and source codes), techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof, (b) buying habits or practices of any of its customers or vendors, (c) the Company’s marketing methods, sales activities, promotion, credit and financial data and related information, (d) the Company’s costs or sources of materials, (e) the prices it obtains or has obtained or at which it sells or has sold its products or services, (f) lists or other written records used in the Company’s business, (g) compensation paid to employees and other terms of employment, or (h) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature, or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by court order). The Parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value or cause economic harm to the Company from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 8 is an example, and that any breach of this Section 8 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

9.	INVENTIONS

9.1 Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company’s business that Executive may conceive, discover or make from the beginning of Executive’s employment with the Company until the termination thereof; whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information (collectively, “Inventions”).

9.2 Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive’s right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, whether or not patentable, from the beginning of Executive’s employment with the Company until the termination thereof of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information.

9.3 Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon Inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 9.2 above.

9.4 The provisions of Sections 9.2, 9.3 and 10 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to her or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely in the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (i) to the business of the employer or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

10.	SHOP RIGHTS

The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether or not patentable, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Executive during regular working hours or with the Company’s facilities, equipment, personnel, supplies or trade secret information.

11.	INJUNCTIVE RELIEF

Executive acknowledges that any violation of any provision of Sections 6 through 10 and Sections 13 through 15 by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 6 through 10 and Sections 13 through 15 by Executive, in addition to any other rights at law or in equity, Executive agrees that the Company will be entitled to seek injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation or threatened violation of such Sections by Executive.

12.	BLUE PENCIL

It is the desire and intent of the Parties that the provisions of Section 6 through 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 6 through 10 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. It is expressly agreed that any court or arbitrator shall have the authority to modify any provision of Sections 6 through 10 if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.

13.	COPYRIGHT

Executive agrees that any work prepared by Executive for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work prepared by Executive for the Company is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense, but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

14.	COMPANY’S AND EXECUTIVE’S DUTIES ON TERMINATION

In the event of termination of Executive’s employment pursuant to Section 5, Executive agrees to deliver promptly to the Company all Proprietary Information which is or has been in Executive’s possession or under Executive’s control. Upon termination of Executive’s employment by the Company for any reason whatsoever and at any earlier time the Company so requests, Executive will deliver to the custody of the person designated by the Company all originals and copies of such documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access.

15.	NON-DISPARAGEMENT

During the Term and following Executive’s termination, for any reason, neither Executive nor her agents, on the one hand, nor the Company, or its senior executives or the Board, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or her agents, any of the Company’s officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to any of the Company’s officers, directors or employees; provided, that, in the case of Executive, such statements are made in the course of carrying out her duties pursuant to this Agreement.

16.	SEVERANCE PAYMENTS

In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Company, if Executive violates in any material respect any of Sections 6 through 10, or Sections 13 through 15, any severance payments then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay, and Executive’s right to receive, such severance payments shall terminate and be of no further force or effect.

17.	INDEMNIFICATION

The Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever directly or indirectly arising out of or related to Executive’s discharging Executive’s duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates to the fullest extent permitted by applicable corporate law and the By-Laws of the Company.

18.	REPRESENTATIONS AND WARRANTIES

18.1 Executive hereby represents and warrants to the Company, and Executive acknowledges, that the Company has relied on such representations and warranties in employing Executive and entering into this Agreement, as follows:

(a) Executive has the legal capacity and right to execute and deliver this Agreement and to perform her obligations contemplated hereby, and this Agreement has been duly executed by Executive;

(b) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(c) Executive has forwarded to the Company a copy of all prior agreements with American Eagle Outfitters, Inc. and its affiliates to which she is or was a party (collectively, the “American Eagle Agreements”). Other than the American Eagle Agreements, she is not subject to any employment, confidentiality, trade secret or similar agreement which reasonably could interfere with the performance of Executive’s duties under this Agreement;

(d) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person other than the American Eagle Agreements;

(e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(f) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(g) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination under Section 5.3 if such act had occurred after the Effective Date.

18.2 The Company hereby represents and warrants to Executive, and the Company acknowledges that Executive has relied on such representations and warranties in entering into this Agreement, as follows:

(a) the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly executed by the Company;

(b) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(c) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(d) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

18.3 If it is determined that Executive is in breach or has breached any of the representations and warranties set forth herein, the Company shall have the right to terminate Executive’s employment for Cause under Section 5.3.

19.	ARBITRATION

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee’s employment with the Company or the termination of Employee’s employment with the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. The Company shall bear all administrative costs of any arbitration initiated under this Section 19, including any filing fees and arbitrator fees.

At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. The arbitrator shall award reasonable attorney’s fees (including reasonable disbursements) to the party that the arbitrator has determined to be the prevailing party in such arbitration. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the Parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

20.	GENERAL PROVISIONS

20.1 Assignment, Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (including any purchaser of its assets), and affiliates, parent or subsidiary corporations. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the Parties and the heirs, executors, administrators and/or personal representatives of Executive.

20.2 Legal Fees Reimbursement. Executive shall be entitled to reimbursement for reasonable legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement, provided, however, that such reimbursement amount shall not exceed $25,000 in the aggregate.

20.3	Notices.

(a) All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699-4722

If to Executive, at the most recent address listed in the Company’s records.

with a copy to:

Francis A. Muracca, II

Jones Day

One Mellon Center

500 Grant Street, Suite 4500

Pittsburgh, PA 15219-2514

Facsimile No.: (412) 394-7959

(b) All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

20.4 Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of California without regard to principles of conflicts of laws.

20.5 Amendment. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer selected at such time by the Board, and such waiver is set forth in writing and signed by the party to be charged.

20.6 Entire Agreement. This Agreement (and the Exhibits attached hereto) and the award agreements contemplated hereby sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and shall supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

20.7 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

20.8 Severability. The paragraphs and provisions of this Agreement are severable. If any paragraph or provision is found to be unenforceable, the remaining paragraphs and provisions will remain in full force and effect.

20.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

20.10 Section 409A. The Parties intend that any amounts payable under this Agreement, and the Company’s and Executive’s exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. The Company will administer this Agreement in compliance with Section 409A. In furtherance thereof, to the extent that any provision of this Agreement would result in Executive being subject to payment of the additional tax, interest and tax penalty under Section 409A, the Parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed, and Executive will be responsible for any taxes, interest and penalties imposed on her under or as a result of Section 409A in connection with this Agreement.

With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including, without limitation, expenses associated with in-kind benefits) will be reimbursed by the Company no later than December 31st of the year following the year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the termination date.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

THE WET SEAL, INC.

By:	/s/ Steven H. Benrubi
Name: Steven H. Benrubi
Title: Executive Vice President and Chief Financial Officer

/s/ Susan P. McGalla
Susan P. McGalla

(Signature Page to Employment Agreement)

Schedule I

Board Memberships

Name of Corporation	Position	Committee Membership

Holiday Fenoglio Fowler, LP	Director	Audit Committee

Corporate Governance Committee

Schedule I

Exhibit B

Form of Release

1. Termination of Employment. [                    ] (“Executive”) acknowledges that her last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) is                          (the “Termination Date”).

2. Full Release. For the consideration set forth in the Employment Agreement, by and between the Company and Executive, dated as of January 11, 2011 (the “Employment Agreement”) and for other fair and valuable consideration therefor, Executive, for herself, her heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of her employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, employee benefit plans of the Company, or Executive’s right to indemnification as provided in Section 17 of the Employment Agreement.

3. Waiver of Rights Under Other Statutes. Executive understands that this Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, California) that in any way relate to Executive’s employment or the termination of her employment.

4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Release. This Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive states that she is fully competent to manage her business affairs and understands that she may be waiving legal rights by signing this Release. Executive hereby acknowledges that she has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of her choosing. Executive hereby acknowledges that she fully understands the terms of this Release and its final and binding effect and that she affixes her signature hereto voluntarily and of her own free will.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this Release waives all of her claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Executive may revoke the terms of this Release by a written document received by the Chief Financial Officer of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Release. The Release will not be effective until said revocation period has expired. Executive acknowledges that she has been given up to twenty-one (21) days to decide whether to sign this Release. Executive has been advised to consult with an attorney prior to executing this Release and has been given a full and fair opportunity to do so.

6. Waiver Of Civil Code Section 1542. It is the intention of the parties in signing this Release that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

7.	Miscellaneous.

(a) This Release shall be governed in all respects by the laws of the State of California without regard to the principles of conflict of law.

(b) In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release.

(e) This Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Release, it shall be settled in accordance with the terms of Section 19 of the Employment Agreement.

(f) This Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS WHEREOF, the parties hereto have executed this Release on             , 20    .

THE WET SEAL, INC.

By:
Name:
Title:

Susan P. McGalla